EXHIBIT 99.1

                                ZONE 4 PLAY, INC.
                 ("ZONE 4 PLAY" OR THE "COMPANY" OR THE "GROUP")

                    UPDATE ON ADMISSION TO THE AIM MARKET OF
                            THE LONDON STOCK EXCHANGE


WILMINGTON, Delaware, September 27 - Zone 4 Play, Inc. (OTCBB: ZFPI), an established developer of software and technology for the interactive betting and gaming industry, announced today that it has postponed plans to raise additional funds through the issuing of new shares on the London Stock Exchange's AIM market due to adverse market conditions. The Company is investigating the possibility of a listing of its shares on AIM without issuing new shares.

The Company believes that its business and prospects will not be affected by the postponement of the offering.

SHIMON CITRON, ZONE 4 PLAY'S CHIEF EXECUTIVE OFFICER, COMMENTING ON THE COMPANY'S POSSIBLE ADMISSION TO AIM SAID:

"We believe that the current market price does not properly reflect the opportunities and growth prospects of the Company. We are confident that Zone 4 Play will continue to benefit from the growing demand for multi-platform solutions and the Company's current cash resources are sufficient to deliver and execute our existing business plan. We recognise the strategic importance of a London listing given the developments in the gaming market and the increasing demand from UK clients for our products and services. "

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and federal securities laws. These forward-looking statements are based on the current expectations of the management of Zone 4 Play only, and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. For example, when we say that the Company believes that its business and prospects will not be affected by the postponement of the offering, or when we talk about Zone 4 Play continuing to benefit from the growing demand for multi-platform solutions, or when we talk about the Company's current cash resources as being sufficient to deliver and execute our existing business plan, we are using a forward looking statement. Zone 4 Play undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. For a more detailed description of the risk and uncertainties affecting Zone 4 Play, reference is made to Zone 4 Play's reports filed from time to time with the Securities and Exchange Commission.